Exhibit 10.1

STOCK PURCHASE AGREEMENT

among

REL-TECH ELECTRONICS, INC.,

THE SHAREHOLDERS OF REL-TECH ELECTRONICS, INC.,

and

RF INDUSTRIES, LTD.

i

TABLE OF CONTENTS (cont.)

ii

TABLE OF CONTENTS (cont.)

Schedule 1	Sellers’ Information
Schedule 2	Third Party Consents
Exhibit A	Employment Agreement
Exhibit B	Form of Key Employee Employment Agreements

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated June 5, 2015, is entered into among RF Industries, Ltd., a Nevada corporation (“Buyer”), Rel-Tech Electronics, Inc., a Connecticut corporation (the “Company”), and each shareholder of the Company set forth on Schedule 1 hereto (each such shareholder individually “Seller” and, collectively, “Sellers” and, together with the Company, the “Seller Parties” and, together with Buyer, the “Parties”).

RECITALS

WHEREAS, Sellers collectively own all of the issued and outstanding shares of common stock (the “Shares”) of the Company; and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounts” has the meaning set forth in Section 2.02.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 7.05(b).

“Annual Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 9.04(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in either San Diego, California, or Milford, Connecticut, are closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 9.02.

“Calculation Period” means each of the 12-month periods years ended May 31, 2016, May 31, 2017 and May 31, 2018.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.05.

“Closing Cash Consideration” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Working Capital” means: (a) the Target Assets of the Company, less (b) the Target Liabilities of the Company, determined as of the close of business on the day immediately preceding the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.03(a).

“Company” has the meaning set forth in the preamble.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(b)(iii).

“Dollars or $” means the lawful currency of the United States.

“Earn-out Calculation” has the meaning set forth in Section 8.01(b)(i).

2

“Earn-out Calculation Delivery Date” has the meaning set forth in Section 8.01(b)(i).

“Earn-out Calculation Objection Notice” has the meaning set forth in Section 8.01(b)(ii).

“Earn-out Calculation Statement” has the meaning set forth in Section 8.01(b)(i).

“Earn-out Payment” has the meaning set forth in Section 8.01(a).

“Earn-out Period” means the period beginning on June 1, 2015 and ending on May 31, 2018.

“Earn-out Review Period” has the meaning set forth in Section 8.01(b)(ii).

“Employment Agreement” means the Employment Agreement between Ralph Palumbo and Buyer, in the form attached hereto as Exhibit A.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

3

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gross Profit” means, with respect to any Calculation Period, total net revenues minus total cost of sales of the Company for such period, based on the Company’s financial statements. The following rules shall apply in calculating net revenues and cost of sales: (i) products, parts and other items sold or transferred by the Company to Buyer (or any subsidiary of Buyer) shall be recorded as a sale by the Company at a price equal to the price at which the Company would have sold such product, part to item to a third party; (ii) products, parts and items purchased or otherwise received by the Company from Buyer (or any subsidiary of Buyer) shall be recorded as a purchase by the Company at a price equal to the price at which Buyer would have purchased such product, part to item from a third party; and (iii) any services provided by the Company to Buyer (or any subsidiary of Buyer) shall be valued at the price that the Company would have charged to a third party for such services, and any services received by the Company from Buyer (or any subsidiary of Buyer) shall be valued at the price that the Company would have paid for such services to a third party. For the purposes of calculating Gross Profit, the Company’s financial statements for any Calculation Period shall be determined in accordance with GAAP.

4

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Accountant” means CohnReznick, LLP.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of the Company” or “Company’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of the Company, any Seller or any director or officer of the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease” means the certain Lease Agreement, as previously amended and extended, between D’Amato Investments, LLC and the Company pursuant to which the Company leases its facilities at 215 Pepes Farm Road, Milford, Connecticut.

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

5

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Company or any Seller to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.20(a).

“Parties” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(a)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Pre-Tax Income” means, with respect to any Calculation Period the net income of the Company determined in accordance with GAAP (and subject to the rules used to calculate net revenues and cost of sales in “Gross Profit,” above), before (i) income taxes and (ii) amortization and depreciation of assets attributable solely to the adjustment in those assets as a result of the acquisition of the Company.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

6

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(b)(ii).

“Restricted Business” means any commercial entity engaged in design, manufacturing, assembling, purchasing, selling or distributing telecommunications and data products, including coaxial or fiber optic cables, patch cords, and wiring harnesses.

“Restricted Period” has the meaning set forth in Section 5.02(a).

“Review Period” has the meaning set forth in Section 2.04(b)(i).

“SEC Reports” means Buyer’s Annual Report on Form 10-K for the year ended October 31, 2014 and all other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 after the date of such Form 10-K filing.

“Securities Act” has the meaning set forth in Section 4.07.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 9.03.

“Seller Parties” has the meaning set forth in the preamble.

“Shares” has the meaning set forth in the recitals.

“Share Consideration” has the meaning set forth in Section 2.02.

“Shareholders’ Representative” means Ralph Palumbo.

“Statement of Objections” has the meaning set forth in Section 2.04(b)(ii).

“Straddle Period” has the meaning set forth in Section 7.04.

“Target Assets” means all current assets of the Company determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end. The current assets that are included in the determination of Target Assets include, among other current assets cash, marketable securities, inventories and accounts receivable that are collectible in full within the normal course of business, but excluding receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates.

7

“Target Liabilities” means all current liabilities of the Company determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end. The current liabilities that are included in the determination of Target Liabilities include, among other current liabilities, accounts payable, accrued payroll, accrued bonus and accrued liabilities. Target Liabilities shall not include any fees or commissions payable to Generational Equity, LLC or any other broker/finder representing Sellers and/or the Company in the transactions contemplated hereby, provided that such fees and commissions are, in fact, paid by Sellers as required by Section 11.01.

“Target Working Capital” means $900,000.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 7.06.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America.

“Third Party Claim” has the meaning set forth in Section 9.05(a).

“Undisputed Amounts” has the meaning set forth in Section 2.04(b)(iii).

“Union” has the meaning set forth in Section 3.21(b).

ARTICLE II
Purchase and Sale

Section 2.01         Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

8

Section 2.02         Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Shares shall be up to $3,100,000, subject to adjustment pursuant to Section 2.04 hereof. The Purchase Price shall be delivered by the Buyer to the Sellers as follows: (a) a total of $2,100,000 in cash (the “Closing Cash Consideration”) will be delivered by Buyer to Sellers at the Closing, pro-rata in the proportion of each Seller’s ownership of the Shares as set forth on Schedule 1, by wire transfer to the accounts provided on Schedule 1 (the “Accounts”); (b) a total of 50,467 shares of Buyer’s common stock (the “Share Consideration”), valued at $200,000 (based on a per share price of $3.96, the volume weighted average price of Buyer’s common stock during the five trading days before the Closing Date) will be delivered by Buyer to Sellers at the Closing, pro-rata in the proportion of each Seller’s ownership of the Shares as set forth on Schedule 1; and (c) up to a total of $800,000 in additional cash to be delivered by Buyer to Sellers as set out under Article VIII of this Agreement. The parties agree to allocate the Purchase Price for tax purposes as provided in Section 7.05(c).

Section 2.03         Closing Deliverables.

(a)           At the Closing, Buyer shall deliver to each Seller such Seller’s pro rata portion of the Closing Cash Consideration, in the manner set forth in Section 2.02.

(b)          At the Closing, Buyer shall deliver to the Shareholders’ Representative:

(i)           a counterpart of this Agreement duly executed by Buyer;

(ii)          a stock certificate in the name of each Seller representing each such Seller’s pro rata portion of the Share Consideration; and

(iii)         a counterpart of the Employment Agreement duly executed by the Company.

(c)          At the Closing, the Shareholders’ Representative shall deliver (or cause the Company to deliver) to Buyer:

(i)           a counterpart of this Agreement duly executed by each Seller;

(ii)          a counterpart of the Employment Agreement duly executed by Ralph Palumbo;

(iii)         all stock certificates evidencing the Shares owned by each Seller, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(iv)         those Third Party Consents specified on Schedule 2 hereto;

(v)          a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that each Seller is not a foreign person within the meaning of Section 1445 of the Code;

9

(vi)         a good standing certificate for the Company from the Secretary of State of the State of Connecticut;

(vii)        written resignations, effective as of the Closing Date, of the officers and directors of the Company and of each of Wilfred LeBlanc, Rosemary LeBlanc and Noreen Palumbo; and

(viii)       a duly executed extension of the Lease pursuant to which the term of the Lease has been extended by the landlord, on substantially the terms in effect prior to the extension, for two years.

(ix)          evidence that the fees payable to Generational Equity, LLC have been paid or assumed by the Sellers (and not by the Company) as required by Section 11.01.

Section 2.04        Purchase Price Adjustment.

(a)          Post-Closing Adjustment.

(i)           Within 10 calendar days after the Closing Date, Buyer shall prepare and deliver to the Shareholders’ Representative a statement setting forth its calculation of Closing Working Capital (the “Closing Working Capital Statement”).

(ii)          The post-closing adjustment shall be the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital (the “Post-Closing Adjustment”), and shall be paid by Sellers to Buyer as described below. For the sake of clarity, if the Closing Working Capital exceeds the Target Working Capital, there shall be no post-closing adjustment.

(b)          Examination and Review.

(i)            Examination. After receipt of the Closing Working Capital Statement, the Shareholders’ Representative shall have five calendar days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Shareholders’ Representative shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as the Shareholders’ Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

10

(ii)          Objection. On or prior to the last day of the Review Period, the Shareholders’ Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth the Shareholders’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Shareholders’ Representative’s disagreement therewith (the “Statement of Objections”). If the Shareholders’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If the Shareholders’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Shareholders’ Representative shall negotiate in good faith to resolve such objections within 10 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and the Shareholders’ Representative, shall be final and binding.

(iii)         Resolution of Disputes. If the Shareholders’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the Independent Accountant who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Working Capital Statement, as the case may be. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)         Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne 50% by Sellers and 50% by Buyer.

(v)          Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such shorter time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties.

(vi)         Payments of Post-Closing Adjustment. Payment of the Post-Closing Adjustment, if any, shall (A) be due to Buyer (x) within five Business Days of acceptance of the Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid to Buyer by the Shareholders’ Representative by wire transfer of immediately available funds to an account designated in writing by Buyer to the Shareholders’ Representative.

(c)           Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05         Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by the exchange of documents and instruments via mail, courier, email and/or telecopy and by wire transfer of funds on the date of execution by the Parties of this Agreement (the “Closing Date”), unless another time, date or place is agreed to in writing by the Shareholders’ Representative, the Company and the Buyer.

11

Section 2.06        Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

ARTICLE III
Representations and Warranties Concerning the Company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller Party jointly and severally represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01         Due Execution. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties thereto) constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The Company has the corporate power and authority necessary to execute and deliver this Agreement and to perform and consummate the transactions contemplated hereby. The Company has taken all action necessary to authorize the execution and delivery by it of this Agreement, the performance of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby.

Section 3.02        Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Connecticut and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The Company has the corporate power and authority necessary to execute and deliver this Agreement and to perform and consummate the transactions contemplated hereby. The Company has taken all action necessary to authorize the execution and delivery by it of this Agreement, the performance of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby.

Section 3.03         Capitalization.

(a)           The authorized capital stock of the Company consists of 1,000 shares of common stock (“Common Stock”), of which 230 shares are issued and outstanding and constitute the Shares. No shares of preferred stock are authorized or outstanding. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Sellers, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, representing 100% of the outstanding shares of the Company’s capital stock, free and clear of all Encumbrances.

(b)           All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which any Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

12

(c)           There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating any Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04         No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05         No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation or by-laws of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties or assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.06         Financial Statements. Complete copies of the Company’s unaudited financial statements, consisting of the balance sheet of the Company as at December 31 in each of the years 2011, 2012, 2013 and 2014 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at March 31, 2015 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the four- month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of March 31, 2015 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

13

Section 3.07         Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08         Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.08 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)          event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          amendment of the charter, by-laws or other organizational documents of the Company;

(c)          split, combination or reclassification of any shares of its capital stock;

(d)          issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)          declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)           material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)          material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)          entry into any Contract that would constitute a Material Contract;

(i)           incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)           transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)          material damage, destruction or loss (whether or not covered by insurance) to its property;

14

(l)            any capital investment in, or any loan to, any other Person;

(m)          acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(n)          any material capital expenditures;

(o)          imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(p)          (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(q)          hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(r)           adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s)          any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(t)           entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)          purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

15

(x)           action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(y)          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09        Material Contracts.

(a)          Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules being “Material Contracts”):

(i)           each Contract of the Company involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)          all Contracts that provide for the indemnification by the Company of any Person or the assumption by the Company of any Tax or other Liability of any Person;

(iii)         all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)         all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(v)          all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vi)         except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(vii)        all Contracts with any Governmental Authority to which the Company is a party;

(viii)       all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)         any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

16

(x)           all Contracts between or among the Company on the one hand and a Seller or any Affiliate of a Seller (other than the Company) on the other hand;

(xi)          all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xii)         any other Contract that is material to business or operations the Company and not previously disclosed pursuant to this Section 3.09.

(b)           Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10         Title to Assets; Real Property.

(a)           The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Annual Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)           liens for Taxes not yet due and payable;

(ii)          mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iii)         easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(iv)         liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

17

(b)          Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Company does not own any Real Property. The Company has delivered or made available to Buyer true, complete and correct copies of all leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11         Condition And Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12         Intellectual Property. The Company does not own any Intellectual Property, nor does it utilize any Intellectual Property that is material to its business.

Section 3.13         Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14         Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within the normal course of business. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

18

Section 3.15         Customers and Suppliers.

(a)           Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $25,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)          Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16        Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company or its Affiliates and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. None of the Company, the Sellers or any of their Affiliates have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, nor has it otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

19

Section 3.17        Legal Proceedings; Governmental Orders.

(a)          There are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.18        Compliance With Laws; Permits.

(a)          The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)          All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19        Environmental Matters.

(a)          The Company is currently and has been in compliance with all Environmental Laws and has not, nor has any Seller, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)          The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, the Company has undertaken all measures necessary to facilitate transferability of the same, and the Company is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

20

(c)           No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)          There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and the Company has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

(e)          Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f)           Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and the Company has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.

(g)          The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)          The Company has provided or otherwise made available to Buyer and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)           The Company is not aware of nor does it reasonably anticipate, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

21

Section 3.20        Employee Benefit Matters.

(a)          Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b)          With respect to each Benefit Plan, the Company has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

22

(c)           Each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(d)           Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)           With respect to each Benefit Plan (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (ii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iii) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code, (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and no plan listed in Section 3.20(e) of the Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)           Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

23

(g)          Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)          There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)           There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of the Company or any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j)            Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)           Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)            Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

24

Section 3.21         Employment Matters.

(a)           Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b)          The Company is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)           The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

Section 3.22         Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)           All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

25

(b)          The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)           No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)          The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before April 30, 2015 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the most recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)           Section 3.22(f) of the Disclosure Schedules sets forth:

(i)           the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)          those years for which examinations by the taxing authorities have been completed; and

(iii)         those taxable years for which examinations by taxing authorities are presently being conducted.

(g)          All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h)          The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i)           The Company has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after January 1, 2010.

(j)           There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

26

(k)           The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)           No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m)          The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)           The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)           any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)          an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)         a prepaid amount received on or before the Closing Date;

(iv)         any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)          any election under Section 108(i) of the Code.

(o)          No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)          The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q)          The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(r)           There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

27

(s)           Section 3.22(s) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

Section 3.23        Books and Records. The minute books and stock record books of the Company have been made available to Buyer. To the Company’s knowledge, the minute books and stock records of the Company that have been made available to Buyer represent all of the written records of meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company in existence, and no minutes, written resolutions stock records have been prepared that were not made available to Buyer. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24        Brokers. Except for fees payable to Generational Equity, LLC by the Sellers as required by Section 11.01, no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.25        Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

Except as set forth in the correspondingly numbered Section of the Disclosure Schedule, each Seller severally and not jointly, represents and warrants to Buyer that the statements contained in this Article IV as true and correct as of the date hereof.

Section 4.01        Due Execution. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the other parties thereto) constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

Section 4.02        Power and Authority. Such Seller has the requisite competence and authority to execute and deliver this Agreement and to perform and consummate the transactions contemplated hereby. Such Seller has taken all action necessary to authorize the execution and delivery by such Seller of this Agreement, the performance of such Seller’s obligations hereunder, and the consummation by such Seller of the transactions contemplated hereby.

28

Section 4.03        No Conflicts; Consents. The execution, delivery and performance by such Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; (b) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Seller is a party or by which such Seller is bound or to which any of his or her properties or assets are subject or any Permit affecting his or her properties, assets or business; (c) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company (including the Shares); or (d) trigger any rights of first refusal, preferential purchase or similar rights with respect to any of the Shares. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.04        No Actions; Status of Seller. There are no Actions pending or, to such Seller’s Knowledge, threatened against or by such Seller (a) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, or (b) resulting from or related to the insolvency of such Seller. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.05        Broker’s Fees. Such Seller has no liability or obligation to pay any compensation to any broker, finder or agent with respect to the transactions contemplated hereby for which Buyer or the Company could become directly or indirectly liable.

Section 4.06        Shares; Seller Information. Such Seller holds of record and owns beneficially the number of Shares as set forth next to such Seller’s name in Schedule 1, free and clear of any Encumbrances. Schedule 1 also sets forth the address, state of residence and social security number of such Seller as of the date hereof. Such Seller is not a party to any Contract (other than this Agreement) that could require such Seller to sell, transfer, or otherwise dispose of any shares of the Company. Such Seller is not a party to any other Contract with respect to any shares of the Company.

Section 4.07        Share Consideration. Such Seller understands and acknowledges that (i) none of the Share Consideration has been registered under the Securities Act of 1933, as amended (the “Securities Act”) and such shares are therefore restricted securities; (ii) none of the Share Consideration may be sold or transferred unless registered under the Securities Act or an exemption from such registration is available; and (iii) a legend to that effect will be placed on the certificates representing the Share Consideration.

Section 4.08        Investor Representations. Such Seller (i) is an accredited investor as defined in Regulation D under the Securities Act; (ii) is acquiring the Share Consideration for his or her own account for investment and not with a view to the distribution thereof except in compliance with the Securities Act or an exemption available thereunder; and (iii) has been granted the opportunity to investigate the business and affairs of Buyer and to ask questions of its officers and employees, and has availed himself or herself of such opportunity.

29

Section 4.09        Access to Information. Such Seller acknowledges that he or she has reviewed the SEC Reports and has been afforded: (i) the opportunity to ask such questions as he or she has deemed necessary of, and to receive answers from, representatives of Buyer concerning the terms and conditions of the sale of Buyer’s common stock and the merits and risks of investing in Buyer’s common stock; (ii) access to information, including copies of any exhibits to the SEC Reports, about Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable him or her to evaluate his or her investment; and (iii) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Seller or his or her purchaser representatives or counsel shall modify, amend or affect such Seller’s right to rely on the truth, accuracy and completeness of the SEC Reports and Buyer’s representations and warranties contained in this Agreement.

ARTICLE V
Representations and Warranties of Buyer

Buyer represents and warrants to each Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01        Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Buyer has full corporate power and authority to enter into this Agreement to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Company and each Seller) constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

Section 5.02        No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the federal and state securities laws.

Section 5.03        Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

30

Section 5.04         Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.05         Validity of Issuance. The Share Consideration, when issued in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable.

ARTICLE VI
Covenants

Section 6.01          Confidentiality. From and after the Closing, each Seller shall hold in confidence any and all information, whether written or oral, concerning the Company, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller, any of his or her Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller, any of his or her Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Seller or any of his or her Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by his or her counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.02          Non-competition; Non-solicitation

(a)           For a period of three years commencing on the Closing Date (the “Restricted Period”), each Seller agrees that he or she shall not, and that he or she shall not permit any of his or her Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, each Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly (including with his or her spouse), own 5% or more of any class of securities of such Person.

(b)          During the Restricted Period, each Seller agrees that he or she shall not, and that he or she shall not permit any of his or her Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.02(b) shall prevent a Seller or any of his or her Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

31

(c)           During the Restricted Period, each Seller agrees that he or she shall not, and shall not permit any of his or her Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)           Each Seller acknowledges that a breach or threatened breach of this Section 6.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)           Each Seller acknowledges that the restrictions contained in this Section 6.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.03        Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Seller shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer, and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.04        Further Assurances. Following the Closing, each Party shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.05        LeBlanc Consulting. For the 36-month period following the Closing Date, Wilfred LeBlanc shall be available to provide consulting services to the Company at the rate of compensation of $75 per hour, at the request of Buyer or the Company.

32

Section 6.06         Key Employee Employment Arrangements. Effective as of the Closing, Buyer will cause the Company to offer to employ each of John Barago, Richard Benoit, Wilfred LeBlanc III, Robert Benoit and Neryra Sanabria, each pursuant to an employment agreement in the form attached hereto as Exhibit B.

Section 6.07        Location of the Company’s Facilities. Buyer hereby agrees that it will not, without the prior written approval of Seller, relocate the Company’s principal facilities from its current location at 215 Pepes Farm Road, Milford, Connecticut, during the term of the Lease.

ARTICLE VII
Tax Matters

Section 7.01        Tax Covenants.

(a)          Without the prior written consent of Buyer, no Seller shall, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Each Seller agrees that Buyer is to have no liability for any Tax resulting from any action of any Seller and agrees to indemnify and hold harmless Buyer and the Company against any such Tax or reduction of any Tax asset.

(b)          All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. The Shareholders’ Representative shall, at Sellers’ expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)          The Shareholders’ Representative shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by the Shareholders’ Representative to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Buyer objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify the Shareholders’ Representative in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Shareholders’ Representative and Buyer shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and the Shareholders’ Representative are unable to reach such agreement within ten days after receipt by the Shareholders’ Representative of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Shareholders’ Representative and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

33

Section 7.02        Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Sellers or any of Sellers’ Affiliates or their respective Representatives shall have any further rights or liabilities thereunder.

Section 7.03         Tax Indemnification. Sellers shall jointly and severally indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date, in each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 7.03 within ten Business Days after payment of such Taxes by Buyer or the Company.

Section 7.04         Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)           in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)          in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.05         Allocation of Purchase Price. Following the Closing, Buyer shall engage an independent valuation firm to allocate the Purchase Price and the Liabilities of the Company (plus other relevant items) among the assets of the Company for all purposes (including Tax and financial accounting) and prepare an allocation schedule (the “Allocation Schedule”). Buyer and Sellers agree to use the allocations set forth on the Allocation Schedule for all Tax and accounting purposes.

34

Section 7.06         Contests. Buyer agrees to give written notice to the Shareholders’ Representative of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of the Shareholders’ Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Shareholders’ Representative shall be entitled to participate in the defense of such claim and to employ counsel of his choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers.

Section 7.07        Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in his, her or its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in his, her or its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 7.08        Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 7.09        Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 7.10        Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

35

ARTICLE VIII
Earn-Out Payments

Section 8.01         Earn-Out.

(a)           Earn-out Payments. As additional consideration for the Shares, at such times as provided in Section 8.01(d), Buyer or, at the direction of Buyer, the Company or another designee of Buyer, shall pay to Sellers, with respect to each Calculation Period within the Earn-out Period, an aggregate amount, if any (each, an “Earn-out Payment”), equal to the lesser of (i) 22% of the Gross Profits for such Calculation Period and (ii) the Pre-Tax Income for such Calculation Period. Notwithstanding the foregoing, the total Earn-out Payments that Sellers shall be entitled to receive under this Article VIII shall not exceed, in the aggregate, $800,000.

(b)           Procedures Applicable to Determination of the Earn-out Payments.

(i)           On or before the date which is 90 days after the last day of each Calculation Period (each such date, an “Earn-out Calculation Delivery Date”), Buyer shall prepare and deliver to the Shareholders’ Representative a written statement (in each case, an “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of Gross Profits and Pre-Tax Income for the applicable Calculation Period and its calculation of the resulting Earn-out Payment (in each case, an “Earn-out Calculation”).

(ii)          The Shareholders’ Representative shall have 10 days after receipt of the Earn-out Calculation Statement for each Calculation Period (in each case, the “Earn-out Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein. During the Earn-out Review Period, the Shareholders’ Representative and his accountants shall have the right to inspect the Company’s books and records during normal business hours at the Company’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Gross Profits, Pre-Tax Income and the resulting Earn-out Payment. Prior to the expiration of the Earn-out Review Period, the Shareholders’ Representative may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer. Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by the Shareholders’ Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If the Shareholders’ Representative fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Earn-out Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on Sellers. If the Shareholders’ Representative timely delivers an Earn-out Calculation Objection Notice, Buyer and the Shareholders’ Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Gross Profit, Pre-Tax Income and the Earn-out Payment for the applicable Calculation Period. If Buyer and the Shareholders’ Representative are unable to reach agreement within 15 days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event greater than 30 days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and the Shareholders’ Representative shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and the Shareholders’ Representative, and not by independent review. The resolution of the dispute and the calculation of Gross Profit and Pre-Tax Income that is the subject of the applicable Earn-out Calculation Objection Notice by the Independent Accountant shall be final and binding on the Parties. The fees and expenses of the Independent Accountant shall be borne by Sellers and Buyer in proportion to the amounts by which their respective calculations of Gross Profit and Pre-Tax Income differ from Gross Profit and Pre-Tax Income as finally determined by the Independent Accountant.

36

(c)           Independence of Earn-out Payments. Subject to the last sentence of Section 8.01(a), Buyer’s obligation to pay each of the Earn-out Payments to Sellers in accordance with Section 8.01(a) is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-out Payment and the obligation to pay an Earn-out Payment to Sellers shall not obligate Buyer to pay any preceding or subsequent Earn-out Payment.

(d)           Timing of Payment of Earn-out Payments. Subject to Section 8.01(g), any Earn-out Payment that Buyer is required to pay pursuant to Section 8.01(a) hereof shall be paid in full no later than five Business Days following the date upon which the determination of Gross Profit and Pre-Tax Income for the applicable Calculation Period becomes final and binding upon the Parties as provided in Section 8.01(b)(ii) (including any final resolution of any dispute raised by the Shareholders’ Representative in an Earn-out Calculation Objection Notice). Buyer shall pay to each Seller his or her pro rata portion of the applicable Earn-out Payment (based on such Seller’s ownership of Shares as set forth on Schedule 1) in cash by wire transfer of immediately available funds to such Seller’s Account.

(e)           Acceleration of Earn-out Payment. In the event that the Employment Agreement is terminated by Buyer during the Term (as that term is defined in Section 3 of the Employment Agreement) for any reason other than “Cause” (as that term is defined Section 7 of the Employment Agreement), the maximum amount of the Earn-out Payment ($800,000) shall be deemed to have been earned, and the Sellers shall be entitled to receive a cash payment equal to $800,000, less the amount of the Earn-out Payment that Buyer has paid through the date of the termination of the Employment Agreement. The acceleration of the Earn-out Payment under this Section 8.01(e) shall not apply if Ralph Palumbo voluntarily resigns, or if the Employment Agreement is terminated because of the death of Ralph Palumbo or his “Disability” (as that term is defined in Section 7 of the Employment Agreement). Subject to Section 8.01(g), the accelerated Earn-out Payment shall be paid in full no later than ten Business Days following the termination of the Employment Agreement. Buyer shall pay to each Seller his or her pro rata portion of the applicable Earn-out Payment (based on such Seller’s ownership of Shares as set forth on Schedule 1) in cash by wire transfer of immediately available funds to such Seller’s Account.

37

(f)           Post-closing Operation of the Company. Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Earn-out Payments hereunder. Notwithstanding the foregoing, Buyer has no obligation to operate the Company in order to achieve any Earn-out Payment or to maximize the amount of any Earn-out Payment.

(g)          Set-off. Buyer shall withhold and set off against any amount otherwise due to be paid pursuant to this Section 8.01 the amount of any Losses to which any Buyer Indemnitee may be entitled under Article IX of this Agreement.

(h)          No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Company, (ii) no Seller shall have any rights as a security holder of Buyer or the Company as a result of such Seller’s contingent right to receive any Earn-out Payment hereunder, and (iii) no interest is payable with respect to any Earn-out Payment.

ARTICLE IX
Indemnification

Section 9.01         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to Article VII) shall survive the Closing and shall remain in full force and effect until the date that is 36 months from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.03, Section 3.24, Article IV and Section 5.01 shall survive indefinitely, (b) Section 3.19 shall survive for a period of five years after the Closing, and (c) Section 3.20 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VII which are subject to Article VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02         Indemnification by Sellers. Subject to the other terms and conditions of this Article IX, each Seller shall jointly and severally indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

38

(a)          any inaccuracy in or breach of any of the representations or warranties of such Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of such Seller pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VII), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII); or

(c)          without limiting the generality of the indemnification obligations set forth above in Section 9.02(a), any retroactive adjustments or corrections made by Buyer or the Company to the Financial Statements, provided that such adjustments or corrections are made on or prior to the one-year anniversary of the Closing Date.

Section 9.03        Indemnification By Buyer. Subject to the other terms and conditions of this Article IX, Buyer shall indemnify and defend each Seller and his or her Affiliates (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VII).

Section 9.04        Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a)          Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02(a) or Section 9.02(c) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) and Section 9.02(c) exceeds $25,000 (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar.

(b)          Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

39

(c)           For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 9.05         Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

40

(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)           Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

41

(d)          Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII hereof.

Section 9.06         Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds (provided that any obligations owing to Buyer shall be satisfied first by offsetting against the amounts, if any then due and owing to Sellers pursuant to Article VIII). The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to include the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 9.07        Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.08         Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

ARTICLE X
Shareholders’ Representative

(a)           Each Seller, by executing this Agreement, makes, constitutes and appoints the Shareholders’ Representative such Person’s true, lawful and exclusive attorney-in-fact for and in such Person’s name, place, and stead and for its use and benefit, to prepare, execute, certify, acknowledge, swear to, file, deliver, or record any and all agreements, instruments or other documents, and to take any and all actions, that are within the scope and authority of the Shareholders’ Representative provided for in this Section 10.01. The grant of authority provided for in this Section 10.01 is coupled with an interest and is being granted, in part, as an inducement to the Parties to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and shall be binding on any successor thereto.

42

(b)          By virtue of his or her execution of this Agreement, each Seller shall be deemed to have agreed to appoint the Shareholders’ Representative as his or her agent and attorney-in-fact for and on behalf of the Sellers in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement, and in connection with the activities to be performed on behalf of the Sellers under this Agreement, for the purposes and with the powers and authority hereinafter set forth in this Article X, which shall include the full and exclusive power and authority:

(i)           to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby as the Shareholders’ Representative, in his reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement;

(ii)          to receive any amounts due to Sellers under this Agreement, and to disburse any such funds to Sellers;

(iii)         as the agent of the Sellers, to enforce and protect the rights and interests of the Sellers and to enforce and protect the rights and interests of the Shareholders’ Representative arising out of or under or in any manner relating to this Agreement and, in connection therewith, to: (A) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Sellers in connection with this Agreement as the Shareholders’ Representative, in his reasonable discretion, deems to be in the interest of the Sellers; (B) assert or institute any Action; (C) investigate, defend, contest or litigate any Action initiated by Buyer or the Company, or any other Person, against the Shareholders’ Representative, and receive process on behalf of any or all Sellers in any such Action and compromise or settle on such terms as the Shareholders’ Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all of the Sellers with respect to any such Action; (D) file any proofs, debts, claims and petitions as the Shareholders’ Representative may deem advisable or necessary; (E) settle or compromise any claims asserted under this Agreement; (F) assume, on behalf of all of the Sellers, the defense of any claim that is the basis of any claim asserted under this Agreement; (G) defend, settle and authorize payments to any indemnified parties on behalf of the Sellers in connection with any claim for indemnification made by any indemnified parties pursuant to Article VII or Article IX; and (H) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims or Action;

(iv)         to enforce payment of any other amounts payable to the Sellers, in each case on behalf of the Sellers, in the name of the Shareholders’ Representative;

(v)          to waive or refrain from enforcing any right of the Sellers or any of them or of the Shareholders’ Representative arising out of or under or in any manner relating to this Agreement; and

(vi)         to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, elections, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Shareholders’ Representative, in his good faith judgment, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (i) through (v) above and the transactions contemplated by this Agreement.

43

(c)          All decisions and actions by the Shareholders’ Representative shall be binding upon all of the Sellers and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(d)          In the event the Shareholders’ Representative becomes unable to perform his responsibilities hereunder or resigns from such position, the Sellers shall select another representative to fill the vacancy of the Shareholders’ Representative (provided that any such replacement shall be approved by Buyer), and such substituted representative shall be deemed to be a Shareholders’ Representative for all purposes under this Agreement.

(e)          Buyer and the Company shall be entitled to rely exclusively upon the communications of the Shareholders’ Representative relating to the foregoing as the communications of Sellers. None of Buyer or the Company shall be held liable or accountable in any manner for any act or omission of the Shareholders’ Representative in such capacity.

(f)           Buyer and the Company shall be entitled to unconditionally assume that any action taken or omitted, or any document executed by, Ralph Palumbo, purporting to act as the Shareholders’ Representative under or pursuant to this Agreement has been unconditionally authorized by Sellers to be taken, omitted to be taken, or executed on their behalf so that they will be legally bound thereby, and no Seller shall institute any claim, lawsuit, arbitration or other proceeding against Buyer, the Company or any of their respective Affiliates alleging that Ralph Palumbo did not have the authority to act as the Shareholders’ Representative on behalf of Sellers in connection with any such action, omission or execution. No modification or revocation of the power of attorney granted by the Sellers herein to Ralph Palumbo to serve as the Shareholders’ Representative shall be effective as against Buyer until Buyer has received a document signed by all Sellers effecting said modification or revocation. Buyer, the Company and their respective Affiliates are hereby relieved from any liability to any Person for any acts done by the Shareholders’ Representative and any acts done by Buyer or the Company in accordance with any decision, act, consent or instruction of the Shareholders’ Representative.

ARTICLE XI
Miscellaneous

Section 11.01      Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, the Sellers (and not the Company) shall pay any fees or commissions payable to Generational Equity, LLC or any other broker/finder representing Sellers and/or the Company in the transactions contemplated hereby.

44

Section 11.02           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to a Seller:	Ralph Palumbo c/o Rel-Tech Electronics, Inc., 215 Pepes Farm Road, Milford CT 06460-3671 E-mail: RPalumbo@rel-tech.com

with a copy to:	Michael P. A. Williams, Esq. Harlow, Adams & Friedman, P.C., One New Haven Avenue, Milford CT 06460-3398 Facsimile: (203) 878-9568 E-mail: mpaw@quidproquo.com

If to Buyer:	RF Industries, Ltd. 7610 Miramar Road, Building 6000 San Diego, CA 92126 Attention: Johnny Walker Facsimile: (858) 549-6345 E-mail: jwalker@rfindustries.com Attention: President/CEO

with a copy to:	TroyGould PC 1801 Century Park East, Suite 1600 Los Angeles CA 90067 Facsimile: (310) 201-4746 E-mail: ibenko@troygould.com Attention: Istvan Benko

45

Section 11.03      Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.04      Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.05      Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.02(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.06       Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.07       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign his, her or its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

Section 11.08       No Third-party Beneficiaries. Except as provided in Section 7.03 and Article IX, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09      Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer, the Company and the Shareholders’ Representative. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

46

Section 11.10       Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to parties residing in California, without regard to applicable principles of conflicts of law. Each of the Parties hereto irrevocably consents to the exclusive jurisdiction of any court located within California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and covenants not to assert or plead any objection which he, she or it might otherwise have to such jurisdiction and such process. Any process in any action or proceeding commenced in such courts may be served upon the applicable Parties by mailing the same by certified mail, return receipt requested, to the Party at his, her or its address set forth in Section 11.02. Any such service shall be deemed to have the same force and effect as personal service within the State of California.

(b)           Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right he, she or it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party to this Agreement certifies and acknowledges that (a) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.10(b).

Section 11.11       Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

47

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

/s/ Wilfred LeBlanc
Wilfred LeBlanc

/s/ Rosemary T. LeBlanc
Rosemary T. LeBlanc

/s/ Ralph Palumbo
Ralph Palumbo

/s/ Noreen C. Palumbo
Noreen C. Palumbo

REL-TECH ELECTRONICS, INC.

By:	/s/ Rosemary T. LeBlanc
Name: Rosemary T. LeBlanc
Title: President

RF INDUSTRIES, LTD.

By:	/s/ Mark Turfler
Name: Mark Turfler
Title: Chief Financial Officer

48

Schedule 1

Sellers’ Information

Seller	Address/Social Security Number	Wire Transfer Instructions	Number of Shares of the Company Owned
Wilfred D. LeBlanc, Jr. and Rosemary T. LeBlanc, JTROS	24 Manor House Ln. Milford CT 06461	Harlow, Adams & Friedman, Trustee	125.5

Ralph Palumbo and Noreen C. Palumbo, JTROS	15 Hillcrest Ave. Milford, CT 06460	Harlow, Adams & Friedman, Trustee	104.5